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EXHIBIT 3.4

                              HANOVER DIRECT, INC.

                AMENDMENTS TO BYLAWS ADOPTED BY RESOLUTION OF THE
                   THE BOARD OF DIRECTORS ON NOVEMBER 17, 2003


         RESOLVED, that the first sentence of Article II, Section 3 of the By-laws of the Company be amended to read as follows, effective on the execution of the Agreement: "The Board of Directors shall consist of eight (8) directors."

                AMENDMENTS TO BYLAWS ADOPTED BY RESOLUTION OF THE
                   THE BOARD OF DIRECTORS ON NOVEMBER 24, 2003

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, dated as of November 18, 2003, by and between the Company and Chelsey Direct, LLC (the "Recapitalization Agreement"), the third sentence of Article II, Section 3 of the By-laws of the Company be amended to comprise two sentences to read as follows: "Except as the Certificate of Designations, Powers, Preferences and Rights of the Series C Participating Preferred Stock of Hanover Direct, Inc. may otherwise provide, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office. Except as the Corporate Governance Agreement, dated as of November 30, 2003, of Hanover Direct, Inc. (the "Corporate Governance Agreement") may otherwise provide, any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director."

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, the third sentence of Article II, Section 4(e) of the By-laws of the Company be amended to read as follows:
"Except as the Articles of Incorporation or the Bylaws or the Corporate Governance Agreement may otherwise provide, and except as otherwise provided by the General Corporation Law, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board."

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, the first sentence of Article II, Section 6 of the By-laws of the Company be amended to read as follows:
"There shall be a Nominating Committee which shall consist of three (3) members."

         RESOLVED, that, effective upon the vesting of the Director Right (as defined in the Certificate of Designations), the first sentence of Article II,
Section 3 of the By-laws of the Company be amended to read as follows: "The Board of Directors shall consist of twice the number of directors as comprised the Board of Directors as of the Voting Trigger Notice Date,


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and such additional directors shall be elected by the holders of record of
Series C Preferred Stock as set forth in the Certificate of Designations."

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, the first sentence of Article II, Section 3 of the Bylaws of the Company shall be amended to read as follows:
"The Board of Directors shall consist of nine (9) directors; provided, however, that if the Regan Group (as defined in the Corporate Governance Agreement) collectively fails to meet the Ownership Requirement (as defined in the Corporate Governance Agreement), then if the Regan Designee (as defined in the Corporate Governance Agreement) shall not have resigned within two (2) business days of notice to such effect, the Regan Designee shall be removed from the Board of Directors and the number of directors comprising the Board of Directors shall consist of eight (8) directors."

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, Article II, Section 6 of the Bylaws of the Company shall be amended by adding the following at the end thereof: "Notwithstanding anything contained in this Section 6 or the charter of the Nominating Committee to the contrary, during such time as the Corporate Governance Agreement is in full force and effect,

                  (i) nominees for election to the Board of Directors shall be chosen in the manner, and by the Person or Persons, set forth in the Corporate Governance Agreement;

                  (ii) members of the Transactions Committee shall be selected in the manner set forth in Sections 2.4 and 2.6 of the Corporate Governance Agreement;

                  (iii) members of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee shall be selected in the manner set forth in Section 2.5 of the Corporate Governance Agreement; and

                  (iv) any member of a Committee of the Board of Directors designated under Section 2.4 of the Corporate Governance Agreement shall only be removed from such Committee at the written request of the Person (or their successors in interest) that designated such Committee member in accordance with Section 2.4 of the Corporate Governance Agreement, or if such Committee member is required to be removed in the exercise of the fiduciary duty of the Board of Directors

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, Article II, Section 5 of the Bylaws of the Company shall be amended by adding the following at the end thereof: "Notwithstanding anything contained in this Section 6 or the charter of the Nominating Committee to the contrary, during such time as the Corporate Governance Agreement is in full force and effect, any director designated under the Corporate Governance Agreement shall only be removed from the Board of Directors at the written request of the Person (or their successors in interest) that designated such director in accordance with Section 2.2 of the Corporate Governance Agreement, or if such director is required to be removed in the exercise of the fiduciary duty of the Board of Directors."

         RESOLVED, that, effective upon the closing of the transactions contemplated by the Recapitalization Agreement, the first sentence of Article III, Section 3(b) of the By-laws of the Company be amended by adding the following immediately before the period at the end thereof:"; provided, however, prior to the expiration of one-hundred fifty (150) days after November 18, 2003, the Board shall not terminate the employment of the President of the Company, unless such termination is approved by the affirmative vote of at least six (6) members of the Board"